Exhibit 99.1

BRIGGS & STRATTON CORPORATION ANNOUNCES
ELECTION OF A NEW DIRECTOR

Milwaukee, October 17, 2012/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG):

Briggs & Stratton Corporation today announced that its Board of Directors has unanimously elected Henrik C. Slipsager as a director of the company effective upon conclusion of the board meeting held today. Mr. Slipsager succeeds Michael E. Batten, who retired as a director today.

Mr. Slipsager will serve as a member of the class of directors whose terms of office expire in 2014. Mr. Slipsager is the President and Chief Executive Officer of ABM Industries, Inc., a leading provider of integrated facility solutions headquartered in New York, New York.

About Briggs & Stratton Corporation:
Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. The Company’s products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

CONTACT: David J. Rodgers, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333 (BGG)